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                               Liz Claiborne, Inc.
                                  1441 Broadway
                            New York, New York 10018

                                                               November 20, 1995

Mr. Paul R. Charron
70 Oxridge Lane
Darien, Connecticut  06820

Dear Paul,

                  In light of your promotion to the positions of Chief Executive Officer and President of Liz Claiborne, Inc. ("Company"), you and the Company desire to amend certain aspects of your employment and compensation arrangements, including certain of those contained in your Employment Agreement with the Company dated May 9, 1994 ("Employment Agreement") and your Restricted Stock Agreement with the Company, dated as of May 9, 1994 ("RS Agreement"). Unless otherwise noted, capitalized terms used but not defined in this letter shall have the meanings given such terms in the Employment Agreement. We hereby agree as follows:

                  1. Section 1 of the Employment Agreement is hereby amended and restated to read in its entirety as follows:

                           "The Company hereby employs you, and you hereby
                  accept such employment and agree to serve the Claiborne Group, upon the terms and conditions hereinafter set forth, for a term commencing on May 9, 1994 ("your First Day") and (unless sooner terminated as hereinafter provided) expiring on April 30, 1998 ("your term of employment"). Thereafter, your term of employment shall be extended on each May 1 thereafter for an additional twelve month period, unless either you or the Company shall otherwise notify the other of an election not to so renew by the preceding March 1."

                  2. Section 2(a) of the Employment Agreement is hereby amended and restated to read in its entirety as follows:

                           "During your term of employment, you will hold the
                  titles and offices of, and serve in the positions of, President and Chief Executive Officer of the Company, or such more senior title(s) and office(s) as the Board of Directors of the Company (the "Board of Directors") may assign to you. You shall report to the Board of
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                  Directors and shall perform such specific duties and services as President and Chief Executive Officer (including service as an officer, director or equivalent position of any subsidiary, affiliated company or venture of the Claiborne Group, without additional compensation) as the Board of Directors shall reasonably request consistent with your position. Your performance shall be reviewed periodically by the Board of Directors."

                  3. The first sentence of Section 4(a) of the Employment Agreement is hereby amended and restated to read in their entirety as follows:

                           "Effective as of May 11, 1995, the Company will pay
                  you a base salary at an annual rate of not less than Seven Hundred Twenty-Five Thousand Dollars ($725,000), subject to annual review by the Compensation Committee of the Board of Directors (the "Compensation Committee") and, in the discretion of such Committee, increase from time to time.

                  4. Section 4(b) of the Employment Agreement is hereby amended and restated to read in its entirety as follows:

                           "During your term of employment, you will
                  participate, in accordance with and subject to the terms and conditions thereof, in the Company's Section162(m) Cash Bonus Plan."

                  5. Section 7(b) of the Employment Agreement is hereby amended and restated to read in its entirety as follows:

                           "In the event that your term of employment is
                  terminated (other than upon your death or Disability) during your term of employment (i) by the Company other than for Cause or (ii) by you for Good Reason, then the Company shall pay to you an amount equal to your accrued but unpaid base salary through the date of such termination and, so long as you shall not have breached your obligations to the Claiborne Group under Sections 8 and 9 hereof (without limitation to any other remedy available to the Company), the Company shall provide you with coverages substantially identical to those provided to other similarly situated senior executives of the Claiborne Group in its medical, dental, long-term disability and life insurance programs (subject to insurability at standard rates) for 12 months following the date of such termination; in such event, the Company agrees that your rights to continued medical coverage pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (your "COBRA" rights) shall be deemed to commence after the expiration of such 12-month period. In addition, in the event that your term of employment is terminated (other than upon your death or Disability) during your term of employment (i) by the Company other than for Cause or
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                  (ii) by you for Good Reason (A) prior to the occurrence of a
                  Change of Control (as hereinafter defined), the Company shall pay to you, as and for a severance payment, the sum of $1,750,000; or (B) on or after the occurrence of a Change of Control, the Company shall pay to you, as and for a severance payment, the sum of $2,250,000. For the purposes of this Agreement, (a) termination of employment hereunder by you for "Good Reason" shall mean your termination of your employment, upon notice given by you to the Company within one (1) year following your being removed from, or the assignment to you of duties inconsistent with, your position as described in
                  Section 2(a), in either case without your consent, which termination shall be effective 30 days after prompt notice of such circumstances by you to the Company, if such circumstances have not been cured prior to such date, and (b) the term "Change of Control" shall have the meaning ascribed to the term "Change in Control" in paragraph 3.7 of the Company's 1992 Stock Incentive Plan; provided that for the purposes of this Agreement, clause (ii) of such definition shall not apply."

                  6. The following Section 2.5 is hereby added to the RS Agreement:

                           "2.5. Notwithstanding any provision to the contrary
                  contained in this Agreement, upon your death, or Disability during your term of employment (as such terms are defined in your employment agreement with the Company as the same may be amended from time to time (your "Employment Agreement")), or in the event that your term of employment is terminated by you for Good Reason on or after the occurrence of a Change of Control (as such terms are defined in your Employment Agreement), restrictions shall thereupon lapse as to all theretofore unvested Restricted Shares, and such lapse date shall be deemed the Vesting Date of such shares for purposes of this Agreement."

                  7. Except to the extent specifically amended hereby, the provisions of the Employment Agreement and of the RS Agreement shall remain unmodified, and as amended herein the Employment Agreement and RS Agreement remain in full force and effect.

                  If the foregoing correctly sets forth your understanding, please indicate your acceptance by executing the enclosed copy of this letter in the space provided below,
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following which this will be a legally binding amendment to the Employment
Agreement and RS Agreement as of the date first written above.

                                                Very truly yours,

                                                LIZ CLAIBORNE, INC.


                                                By:__________________________
                                                   Jerome A. Chazen, Chairman

ACCEPTED AND AGREED:

_____________________
Paul R. Charron